CHATAND TECH, LLC SOFTWARE RESELLER AGREEMENT

This Software Reseller Agreement (this “Agreement”) is entered into as of May 21, 2014 (the “Effective Date”), by and between TommiMedia, Inc., owner of the LiveAdvizor video chat call center software and the LiveAdvizor.com website, which is a Delaware corporation having a primary place of business at 109 Inwood Avenue, Montclair, NJ USA (“The Company”) and ChatAnd Tech, LLC Tech, LLC (“Reseller”) having a primary place of business at 5940 South Rainbow Blvd. Las Vegas NV, 89118.

I. RESALE OF PRODUCT

1. License to Resell. Subject to the terms of this Agreement, the Company appoints ChatAnd Tech, LLC as a Reseller and grants to Reseller a limited, non-exclusive, non-transferable, revocable, license to market, resell, and distribute TommiMedia, Inc.’s LiveADVIZOR video chat call center software Product in accordance with the terms hereunder.

(a) The Product offers but is not limited to live text, voice & video chat with integrated hosting.

(b) Reseller may also offer End Users any additional services (“Value Added Services”) as add-ons or in bundle together with the Product.

(c) Reseller may also resell customization services offered by the Company and not included with the Product (“Custom Design Services”)

The license shall be considered granted and effective as of the date of delivery by electronic mail of the Reseller setup of the product (“License Effective Date”) and clicking through acceptance of the Terms of Use.

2. Reseller Setup. For the purposes of resale the Company shall provide reseller with a Hosted set up of the Product (“Reseller Setup”) that includes:

(a) Reseller Portal that allows Reseller to market the Product, take orders and sign up End Users. The reseller portal is delivered with sample content that may be edited by reseller, and the complete functionality necessary for providing End Users sign up and access to sites.

(b) Access for Reseller and Reseller End Users to all features and designs of the Product available under Company’s domain.

(c) Reseller Admin Area with ability to manage End User accounts, service packages and customize configuration settings for Customer accounts.

(d) A total of two (2) fully functioning End User accounts for Demonstration Purposes free of charge. The Company grants Reseller a nonexclusive, nontransferable, non-assignable, and limited right and license to use the Copies for Demonstration Purposes solely for purposes of demonstration to prospective End-Users and not for actual production use.

(Optionally and for an additional fee, the Company may deliver a custom design, or white label version for the reseller portal).

3. Delivery Terms. The company will deliver the Reseller Setup to Reseller within 2 business days from Reseller’s payment of the first monthly shared hosting Reseller Fee.

4. Amendment of Product Services. The Company may, at its sole discretion, add to, modify, or remove any of the Product features included in the setup of the Reseller as long as these are a part of or affect the Product functionality as a whole.

5. Software Evaluation. Reseller shall be permitted to provide Customers and prospects with 30-day Software evaluation licenses at no charge, subject to extension by mutual agreement by Reseller and Vendor. Reseller will submit to Vendor prior to the commencement of the evaluation the full company name, address, and contact information for each such Software evaluation licensee.

6. Use of Trademarks, Trade Names Logos, Designations and Copyrights. During the term of this agreement, Reseller may use the Licensed Marks in connection with Reseller’s advertisement, promotion and distribution of the software pursuant to this Agreement. Company may establish reasonable policies applicable to such use from time to time, and Reseller shall use reasonable efforts to adhere to such policies upon notice thereof. Vendor and its licensors retain (i) all title to, and, except as expressly and unambiguously licensed herein, all rights to the Software, all copies thereof (by whomever produced) and all related documentation and materials, (ii) all of their Licensed Marks or any other designations, and (iii) all copyrights, patent rights, trade secret rights and other proprietary rights in the Software and copies thereof.

7. No Other Rights. Reseller’s rights in, and to make use of, the Software will be limited to those expressly granted in this Section I. Reseller will make no other use of the Software. Except as expressly licensed in this Section I, Vendor grants no other rights or licenses to Reseller, by implication, estoppels or otherwise. Without limitation, this means that Reseller will not: 1) modify, translate, reverse engineer, decompile, dissemble, create derivative works of the Software, or copy the Software; 2) rent, lend, transfer, distribute or grant any rights in the Software in any form to any person except as permitted hereunder; or 3) remove any proprietary notices, labels, or markings on the Software.

II. PAYMENT & BILLING

1. Reseller Fees. Starting from the License Effective Date the Reseller will pay a monthly Reseller Licensing fee as described in Schedule A attached, in addition to a portion of each End User subscription fee. The monthly End-User fee will be determined per End User and based upon configuration of additional options (Banners & Data Links) within the Reseller account according to the pricing schedule in Schedule A (attached).

All Software License fees may be subject to change at the Company’s sole discretion. If Company makes any change to the Fees, then Company shall, at least 30 (thirty) days prior to such change, send Reseller a notice by electronic mail that the Prices have been changed (“Pricing Notice”).

3. Payment Terms and Obligations. The Company shall send an electronic invoice for the Reseller Fee to Reseller by the 1st of each month for the current month. Reseller shall pay to Company the Reseller Fees billed in the Invoice via the method(s) and within the terms specified therein.

(a) All past-due invoices will be subject to a late fee of 2% per month.

(b) Subject to the termination provisions in section VII, paragraph 2, below, upon the termination of this Agreement, TommiMedia will shall have the right to discontinue the delinquent Reseller account and offer all end users to migrate their sites to another reseller.

4. End User Billing. The Reseller is responsible to ensure provision of billing support to each of the End Users procured by Reseller. The Company is not responsible for billing Reseller End Users unless specifically agreed otherwise with Reseller.

III. OTHER OBLIGATIONS OF RESELLER

1. Good Faith. Reseller shall use good faith and commercially reasonable business practices to market, resell, and distribute the Product.

2. Contact Information. Reseller shall provide the Company with complete and accurate contact information of Reseller and shall ensure that such information is updated and kept current at all times.

3. Illegal Activity & Abuse. Reseller and it’s End-users shall not use the Product in a manner that is, or potentially is, illegal, a legal risk to Company, generally objectionable in the Internet community, or degrading to the quality, goodwill, reputation, or provision of the Product. Without limiting any other term of this Agreement, breach of this section shall constitute a material breach of this Agreement.

4. Restrictions on Use. Reseller shall not, and shall ensure that other third parties shall not (i) modify, adapt, alter, translate, copy, perform and display (publicly or otherwise) or create derivative works based on the Licensed Software; (ii) sublicense, lease, rent, or loan the Licensed Software; (iii) transfer access to the Licensed Software to any third party; (iv) provide the use of the Licensed Software in any service bureau, rental or timesharing arrangement; (v) reverse engineer, decompile, disassemble, or otherwise attempt to derive the source code for the Licensed Software.

IV. SUPPORT TERMS

1. Product Services Upgrades. The Company shall regularly upgrade the Reseller Setup to the latest versions of the Product software containing new features and fixes at intervals defined at Company’s sole discretion.

2. Support of End Users by Reseller. Reseller shall be the sole provider of End-User “First Line” support for the licensed products. The Reseller, shall be responsible for all interaction and communication with the End-User. The Company shall provide “Second Line Support” which shall consist of support, maintenance, training, or Documentation to the Re-Seller, who shall be responsible for providing these deliverables to the End User Customers.

3. Support of Reseller by the Company. The Company shall provide reasonable telephone and online technical support to Reseller during standard business hours throughout the term of this Agreement, to assist Reseller in Reseller’s use and marketing of the Company’s products and to aid Reseller in fulfilling its support obligations to End-Users. Reseller will notify the Company immediately in the event that it is unable to respond effectively to any End User request.

V. INTELLECTUAL PROPERTY RIGHTS AND END-USER DATA

1. Intellectual Property Rights. The Reseller acknowledges that Product name, ownership rights, copyright, patents or intellectual property rights of whatever nature related to the Product shall remain vested solely in the Company. Reseller shall not, at any time during or after the expiration or termination of this Agreement, assert or claim any interest in, or do anything that may adversely affect the validity of, the Company’s Intellectual Property. Both Reseller and Company shall at all times retain sole and exclusive right, title and ownership in and to all of its own intellectual property and other Proprietary Materials.

2. End User Data. An End User shall remain at all times the customer of Reseller unless the End User subscribes for the Product under LiveAdvizor.com or otherwise approaches the Company without any solicitation from the Company. The Company shall not reveal Reseller’s status as such to Reseller End Customers except with the explicit agreement of Reseller.

VI. WARRANTY AND LIMITATION OF LIABILITY

1. Warranty Disclaimer. ALL SOFTWARE IS SUPPLIED “AS IS”. THE ABOVE WARRANTY IS IN LIEU OF ALL OTHER CONDITIONS WARRANTIES REPRESENTATIONS AND GUARANTEES OF ANY KIND EXPRESS OR IMPLIED WHETHER BY STATUTE OR COMMON LAW OR OTHERWISE INCLUDING BUT NOT LIMITED TO THE IMPLIED CONDITIONS OR MERCHANTABILITY AND/OR FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT WILL THE LICENSOR BE LIABLE FOR ANY DAMAGES INCLUDING LOSS OF DATA, LOST PROFITS COST OF COVER OR OTHER SPECIAL INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES ARISING FROM THE USE OF THE SOFTWARE OR ACCOMPANYING DOCUMENTATION HOWEVER CAUSED. THE LICENSOR DOES NOT WARRANT THAT THE OPERATION OF THE SOFTWARE WILL BE UN-INTERRUPTED OR ERROR FREE. USE OF THE SOFTWARE CONSTITUTES YOUR ACCEPTANCE OF THESE TERMS. FURTHER THE LICENSOR RESERVES THE RIGHT TO MAKE ANY CHANGES TO ANY AND ALL PARTS OF THE SOFTWARE AT ANY TIME WITHOUT OBLIGATION TO NOTIFY ANY PERSON, FIRM OR COMPANY OF SUCH CHANGES. RESELLER UNDERSTANDS, ACKNOWLEDGES, AND AGREES THAT IT SHALL USE AND RESELL THE PRODUCT AT RESELLER’S SOLE RISK.

2. Limitation of Liability. The company’s aggregate liability to Reseller under this agreement, whether for breach or in tort, is limited to the price paid by reseller for the copy of the product which gives rise to the claim. In no event will The Company be liable for any indirect, punitive, special, incidental or consequential damages in connection with or arising out of this agreement (including loss of business, revenue, profits, use, data or other economic advantage), however caused and regardless of the theory of liability.

3. Indemnification. The Company will indemnify, defend and hold harmless the Reseller from and against any and all claims, damages and expenses (including reasonable attorneys’ fees and costs of litigation) by any third party resulting from any acts or omissions of the Company, including, without limitation, any and all actions or rights pertaining to the rights conveyed to the Reseller by the Company under the terms of this Agreement, the Company’s breach of this Agreement, or the Company’s misrepresentations relating to TommiMedia, the Products or this Agreement, regardless of the form of action. , but excluding instances when the infringement is attributable to changes in the Product (or any part thereof) performed by the Reseller.

Reseller will indemnify, defend and hold harmless the Company from and against any and all claims, damages and expenses (including reasonable attorneys’ fees and costs of litigation) by any third party resulting from any acts or omissions of Reseller relating to its activities in connection with this Agreement, Reseller’s breach of this Agreement, or Reseller’s misrepresentations relating to TommiMedia, the Products or this Agreement, regardless of the form of action. Reseller will be solely responsible for any claims, warranties or representations made by Reseller or Reseller’s representatives or agents which differ from the warranties provided in the applicable end user license agreement.

VII. TERM AND TERMINATION

1. Term. This Agreement is valid for 6 months from the License Effective Date.

2. Termination.

(a) Either Party may terminate this Agreement under the following circumstances:

- Upon electronic mail notice to the other Party of non-renewal;

- If a Party breaches this Agreement and such breach is not cured within 30 calendar days of the breaching Party receiving from the non-breaching Party a notice to cure such breach;

(b) The Company may immediately terminate this Agreement if:

- Reseller fails to provide payment on Reseller Fee invoice which is past-due for more than 45 calendar days

- Reseller uses the Product for, or otherwise engages in, any activity that is actually or potentially illegal; a legal risk to Company, generally and materially considered objectionable in the Internet community; or otherwise deemed by Company (at its sole commercially reasonable discretion) to be material abuse of the Product.

3. Effect. Upon expiration or termination of this Agreement:

(a) Reseller shall immediately cease all activities related in any way to this Agreement, including, but not limited to, marketing, selling or distributing the Product.

(b) All End Users that have signed up through Reseller will be offered to migrate to Company’s official Product installation at LiveAdvizor.com with Reseller entitled to a agreed upon fee per billable account only if termination of Agreement is by mutual agreement and not due to material or other breach of Agreement.

(c) Reseller must pay all amounts owed within ten days of termination.

VIII. MONTHLY SALES REPORTS

1. Monthly Sales Reports. Reseller will furnish The Company monthly a report and review of all sales with regard to the Products. Such report shall include but is not limited to the name, address, email address and telephone number of each End-User to whom Reseller has distributed a copy of Product during the preceding month so that billing may be reconciled and each End-User can be registered as a licensed End-User.

2. Books and Records. During the Term of this Agreement, and for three (3) years after the termination of this Agreement, Reseller shall maintain at its principal office true and accurate books and records as sufficient to confirm Reseller’s compliance with this Agreement. Reseller shall, during usual business hours, permit the Company or its agents, at the Company’s expense and upon ten (10) days prior written notice, to inspect and make copies of such books and records for the purpose of verifying Reseller’s compliance with this Agreement. If such inspection reveals a material breach of this Agreement by Reseller, then Reseller shall pay for the cost of such inspection in addition to any other remedies available to the Company for such breach.

IX. REALTIONSHIP OF PARTIES.

Each party is an independent contractor to the other hereunder and this Agreement is not intended to and does not create a relationship such as a partnership, franchise, joint venture, agency or employment. Neither party may act in a manner which expresses or implies a relationship other than that of independent contractor or bind the other party in any manner. Except as expressly set forth herein, any rights or licenses granted under this Agreement are non-exclusive, non-transferable and non-sub licensable. Nothing in this Agreement shall be construed as limiting in any manner Vendor’s marketing or distribution activities or its appointment of other dealers, resellers, licensees, members, or agents in general or in any particular territory.

X. MISCELLANEOUS

1. Severability. If any portion of this Agreement is held to be unenforceable, the remainder of this Agreement will remain valid.

2. Governing Law. This Agreement is to be construed in accordance with and governed by the internal laws of the State of New Jersey. Any dispute regarding this Agreement shall be subject to the exclusive jurisdiction of the state courts in New Jersey, U.S.A.

3. Absence of Third Party Beneficiary Rights. No provision of this Agreement is intended nor shall be interpreted to provide or create any third party beneficiary rights or any other rights of any kind in existing, prospective or former Customer, or any other person, and all provisions hereof shall be solely between the parties hereto.

4. Force Majeure. Neither party shall be liable hereunder by reason of any failure or delay in the performance of its obligations hereunder (except for the payment of money) on account of strikes, shortages, riots, insurrection, fires, flood, storm, explosions, acts of god, war, governmental action, labor conditions, earthquakes, or any other cause which is beyond the reasonable control of such party.

5. Entire Agreement. This Agreement is the entire Agreement between the parties. It supersedes all prior proposals, agreements or other communication between the parties.

IN WITNESS WHEREOF, each of the Parties hereto has caused the Agreement to be executed by its duly authorized representative.

TommiMedia, Inc.		ChatAnd Tech, LLC

By:	/s/ Joe Bigley	By:	/s/ Michael Lebor

Name:	Joe Bigley	Name:	Michael Lebor

Title:	CEO/Founder	Title:	CEO

Date:	05-21-2014	Date:	05-21-2014

Schedule A

Programs, Fees, and Commitment

A.1. AUTHORIZED SYSTEM/PROGRAMS.

The Company set up a Reseller account with full access to Company’s LiveADVIZOR video chat application enabling the set up and Administration of independent Customer Accounts.

The Company will create two (2) fully functioning End User Demonstration Accounts within the Reseller setup at no charge.

A.2. 60/40 REVENUE SPLIT.

In order to give ChatAnd Tech, LLC the greatest flexibility to negotiate pricing as may be necessary in the marketplace, TommiMedia has a minimum End-User subscription fee which shall not be below $25 per user per month payable to TommiMedia, Inc. Fees will be shared so that 60% of gross will be paid to ChatAnd Tech, LLC and 40% of gross will be payable to Tommimedia as set forth in the Terms of this Agreement, the $25 per user per month payable, will be applied towards the 40% gross payable to Tommimedia .

Pricing arrangements which may be other than End-User monthly subscriptions, e.g., cost-per-call, cost-per-use, annual license contracts, etc. will be mutually agreed to by both parties in advance of offering a Customer a contract, and shall be shared on a 60/40 split as above.

Some integrated solutions that include additional functionality that are not part of the current LiveAdvizor software application, (e.g., co-browsing, form fill, remote screen control, white board) and other functions may carry additional charges, if these applications are contracted from other software vendors. The parties agree to mutually adjust pricing as these additional terms may dictate.

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A.3. MONTHLY RESELLER LISCENSE FEE.

Monthly Reseller fee = $15,000 payable upon execution of the Agreement and thereafter on the monthly anniversary date of execution for up to five (5) monthly renewals.

A.5. CUSTOM ENGINEERING SERVICE PRICING

Should Reseller require any custom engineering, modification, the standard billable rate , as provided by the Company’s technology provider shall be passed along directly to the Reseller, and shall be the responsibility of the Reseller. Should the Reseller require the Company’s or any of its employees’ time and management of the custom programming, the time shall be billable at the rate of $150 per hour. The Reseller shall have the opportunity to approve in writing any billable work orders by the Company or its technology service provider.